Exhibit 99.1

Body Central Corp. Appoints Three New Directors

JACKSONVILLE, Fla., July 31, 2014 (GLOBE NEWSWIRE) – Body Central Corp. (OTC PINK: BODY) (the “Company”) is pleased to announce the expansion of its Board of Directors and the appointment of three new directors effective July 31, 2014. The following individuals have been elected to the Board of Directors and help to round out the Board’s expertise in the retail operations, supply chain, e-commerce, and public accounting sectors.

Bryan Eshelman:
Mr. Eshelman, age 42, has extensive retail and consulting experience in the areas of sourcing and production, information technology, distribution, and logistics. Since April 2013, Mr. Eshelman has served as Chief Operating Officer at Aldo Group, Inc. in Montreal, QC. Prior to his tenure with Aldo, he was the EVP & Chief Supply Chain Officer at Charming Shoppes, Inc. Prior to serving Charming Shoppes, Mr. Eshelman was a partner in the retail practice at Alix Partners, LLP, a turnaround advisory firm. Mr. Eshelman spent 15 years in the retail consultancy practice of Kurt Salmon Associates.

Mr. Eshelman holds a Bachelor of Science degree in Applied Mathematics and Economics from the University of Virginia, as well as an MBA in Finance from the Wharton School at the University of Pennsylvania.

Folline Cullen:
Ms. Cullen, age 48, joined Educate Online in Fall 2011 to oversee the spin-off from Sylvan Learning, Inc. and manage the company’s financial and treasury functions. Since 2011, Ms. Cullen has been instrumental in executing restructuring efforts, securing additional funding, and developing the strategic growth plans of Educate Online. Previously, Ms. Cullen was the CFO of Wall Street International, the leading global brand in English instruction. During her tenure at Wall Street Institute International, Ms. Cullen participated in the strategic development and the execution of a number of strategic transactions, while overseeing and leading efficiency initiatives in the organization’s global finance functions. In 2007, she was engaged by a public company to successfully respond to regulatory reporting issues requiring a number of financial restatements and audits within a five-month period. Ms. Cullen spent over ten years with Deloitte & Touche in New York, delivering litigation, consulting, and audit services to some of the firm’s most valued SEC clients.

Ms. Cullen holds a Bachelor’s degree in Accounting from the University of Southern California and is a Certified Public Accountant. She will serve as Chair of the Audit Committee.

Ben Rosenfeld:
Mr. Rosenfeld, age 38, brings with him over 20 years’ experience in the fashion and apparel industry. Mr. Rosenfeld is currently Vice President Store Operations, Retail and Outlet at Kenneth Cole Productions. He has held management positions at Lacoste (2004 – 2013), Charlotte Russe (2002 – 2004), and Express (1999 – 2001). While at Lacoste, Mr. Rosenfeld held a variety of positions including Vice President of Retail and Ecommerce, North America and was a member of the internal Global Retail Excellence Committee. In this role, he was responsible for Sales, Metrics, and Real Estate for the retail, outlet and E-commerce divisions as well as managing all three direct-to-consumer channels for Lacoste in the US and Canada.

Mr. Rosenfeld holds a Bachelor of Science degree in Business Administration / International Business from Montclair State University.

About Body Central

Founded in 1972, Body Central Corp. is a multi-channel, specialty retailer offering on trend, quality apparel and accessories at value prices. As of June 27, 2014, the Company operated 275 specialty apparel stores in 28 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodycentral.com. The Company targets women in their late teens to mid-thirties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. The Company's stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company's exclusive Body Central® and Lipstick Lingerie® labels.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "guidance," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) expectations regarding our ability to continue as a going concern; (2) our ability to generate sufficient cash flows to support operations; (3) our ability to identify and respond to changing fashion trends, customer preferences and other related factors; (4) the dislocation of customers that may occur as a result of strategic changes to marketing or merchandise selections; (5) our ability to successfully execute marketing initiatives to drive core customers into our stores and to our website; (6) our ability to execute successfully our growth strategy; (7) changes in consumer spending and general economic conditions; (8) changes in Federal and state tax policy on our customers; (9) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (10) our stores achieving sales and operating levels consistent with our expectations; (11) our ability to successfully execute our direct business segment initiatives (12) our dependence on a strong brand image; (13) the ability of our information technology systems to support our business; (14) our ability to successfully integrate new information technology systems to support our business; (15) our dependence upon key executive management or our inability to hire or retain additional personnel; (16) changes in payment terms, including reduced credit limits and/or requirements to provide advance payments to our vendors;(17) disruptions in our supply chain and distribution facility; (18) disruptions in our operations due to the transition to our new distribution center and corporate office; (19) our reliance upon independent third-party transportation providers for all of our product shipments; (20) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (21) the seasonality of our business; (22) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (23) the impact of governmental laws and regulations and the outcomes of legal proceedings; (24) restrictions imposed by lease obligations on our current and future operations; (25) our maintaining effective internal controls; and (26) our ability to protect our trademarks or other intellectual property rights.

CONTACT: Richard L. Walters, Jr.
Executive Vice President, Chief Financial Officer
and Treasurer
904-207-6720
rwalters@bodyc.com